Exhibit 99.5

Matthew R. Gershman

Tel 310.586.7700

Fax 310.586.7800

gershmanm@gtlaw.com

April 20, 2016

BY UPS and

CERTIFIED MAIL - Return Receipt Requested

Bebe Stores, Inc.

400 Valley Drive

Brisbane, CA 94005

Bebe Stores, Inc.

c/o Corporation Service Company

2710 Gateway Oaks Dr., Ste. 150N

Sacramento, CA 95833

Re:	Demand for Inspection Pursuant to Cal. Corp. Code § 1600

Dear Ladies and Gentlemen:

Pursuant to Section 1600(a) of the California Corporations Code, Prentice Capital Long/Short Equity Fund, L.P. (the “Inspecting Stockholder”), beneficial owner of 4,377,081 shares of common stock, par value $0.001 per share (“Common Stock”), of Bebe Stores, Inc., a California corporation (“Bebe” or the “Company”), through its undersigned counsel, hereby delivers this demand to inspect (in person or by attorney or other agent) Bebe’s record of shareholders’ names and addresses and shareholdings, and to make copies or extracts therefrom. As you know, Inspecting Stockholder has an absolute and unqualified right to inspect and copy these records, which must be made available to Inspecting Stockholder on or before the fifth business day after this demand is received.

Pursuant to California Corporations Code Section 1600(d), the inspection may be performed by Inspecting Stockholder’s attorney. In this case, Inspecting Stockholder has designated and authorized, by virtue of the enclosed powers of attorney, the undersigned and the law firm of Greenberg Traurig, LLP and any other persons designated by them, acting singly or in combination, as agents and attorneys to make this demand, and to conduct the inspection and copying requested herein. Additionally, attached is the affidavit of Michael Zimmerman, CEO of Prentice Capital Long/Short Equity Fund, L.P., relating to this demand.

We want to take this opportunity to note, with considerable concern, that Mr. Seth R. Johnson will be joining the Board of Directors of Christopher & Banks Corporation (“CBC”). In view of the fact that the Company and CBC operate in the women’s retail apparel space (and irrespective of whether the Company deems itself a direct competitor, or peer company, of CBC), we would expect that Mr. Johnson fully disclosed his intentions to the Company’s Board of Directors and Corporate Governance Committee sufficiently in advance of his consent to be nominated and elected as a director of CBC, and that the Company carefully considered and reviewed the possibility of future conflicts of interest and overlapping corporate opportunities. At a minimum, we trust that confidentiality, recusal, and other appropriate screening wall procedures – at both companies – will be established to address and prevent any such conflicts of interest or the appearance of any impropriety.

Finally, please advise the undersigned, of Greenberg Traurig, LLP, phone number 310-586-7776, promptly, and in any event on or prior to the expiration of five business days after the date this demand is received by Bebe, when and where the specified records will be made available for inspection and copying. If Bebe declines to permit the inspection and copying sought hereby or does not reply to this letter within five business days, then the California Corporations Code permits Inspecting Stockholder to seek from the Superior Court an order compelling the inspection and an award of Inspecting Stockholder’s attorneys’ fees and expenses. See Cal. Corp. Code §§ 1600(b), 1603, 1604.

Sincerely,

/s/ Matthew R. Gershman

Matthew R. Gershman

Enclosures

Cc: Michael Zimmerman

AFFIDAVIT

STATE OF CONNECTICUT	)
) SS:
COUNTY OF FAIRFIELD	)

Michael Zimmerman, having been duly sworn, deposes and states under penalty of perjury that (1) he is the Chief Executive Officer of Prentice Capital Long/Short Equity Fund, L.P., a beneficial owner of common stock of Bebe Stores, Inc., (2) he has read the foregoing Demand for Inspection Pursuant to Cal. Corp. Code § 1600 (the “Demand”) and knows the contents thereof, and (3) the statements set forth in the Demand are true to the best of his knowledge, based upon such information as he has available to him.

/s/ Michael Zimmerman
Michael Zimmerman

Sworn to before me this

20th day of April, 2016.

/s/ Notary Public
Notary Public

POWER OF ATTORNEY

Prentice Capital Long/Short Equity Fund, L.P. does hereby generally constitute and appoint Matthew R. Gershman of Greenberg Traurig, LLP, or the authorized agents of any of the foregoing, to act separately as its true and lawful attorneys in fact and agents, with full capacities to (i) conduct the inspection and copying as requested by the attached letter to Bebe Stores, Inc. (“Bebe”), dated as of the date hereof, and (ii) conduct any further inspection of the books and records of Bebe as provided in Section 1600 of the California Corporations Code, granting unto said attorneys in fact and agents, and each of them full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as full to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys in fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Prentice Capital Long/Short Equity Fund, L.P.

/s/ Michael Zimmerman
Signature

Michael Zimmerman
Name

Chief Executive Office
Position/Title

Sworn to before me this

20th day of April, 2016.

/s/ Notary Public
Notary Public